CUC INTERNATIONAL INC. AND SUBSIDIARIES

     EXHIBIT 15 - LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

     March 6, 1997

     Shareholders and Board of Directors
     CUC International Inc.


     We are aware of the incorporation by reference in the Registration Statement (Form S-3) of CUC International Inc. for the registration of $550,000,000 of 3% Convertible Subordinated Notes and 17,959,205 shares of its common stock of our report dated December 2, 1996 relating to the unaudited condensed consolidated interim financial statements of CUC International Inc. that are included in its Quarterly Report on Form 10-Q for the quarter ended October 31, 1996.

     Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                             ERNST & YOUNG LLP

     Stamford, Connecticut